EXHIBIT 99.1

Educational Development Corporation Announces First Quarter Fiscal 2013 Results

TULSA, Okla., July 11, 2012 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the first quarter fiscal 2013, ended May 31, 2012.

Results

In the first full quarter of results since the announcement to discontinue sales of its products through the largest online retailer, EDUC reports a 5% gain in the Company's net revenue of $6,594,600 for the quarter ended May 31, 2012 compared to $6,264,400. This resulted in a 17% increase in net earnings of $350,200 compared to $300,200 for the same period last year.

The Usborne Books & More (UBAM) Home Business Division reports an 11% increase in net revenues for the quarter ended May 31, 2012 compared to the same period last year and now has recorded four consecutive month on month sales increases for the first time in five years. This division sells via independent sales consultants. The Usborne Books & More annual sales meeting was held in Tulsa in June, with over 400 consultants attending.

The Publishing Division experienced a slight net revenue decline for the quarter, due to the impact of discontinuing sales to the largest online retailer and the expected obligatory returns. Sales in the smaller retail markets, including toy and gift stores, continue to be the area of highest growth for this division. The response from our entire retail customer base has been very supportive.

"We are delighted to record a Company sales increase without sales to the largest online retailer and feel the decision to do so was the correct strategic move for EDUC and the shareholders," reports Randall White, CEO of Educational Development Corporation.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA
	Three Months Ended May 31,
	2012	2011

NET REVENUES	$ 6,594,600	$ 6,264,400
EARNINGS BEFORE INCOME TAXES	$ 561,900	$ 480,700
INCOME TAXES	211,700	180,500
NET EARNINGS	$ 350,200	$ 300,200

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.09	$ 0.08
Diluted	$ 0.09	$ 0.08

WEIGHTED AVERAGE SHARES:
Basic	3,918,280	3,897,129
Diluted	3,918,280	3,899,026

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White
         (918) 622-4522